Exhibit 10.4

Second Amendment to Employment Agreement

This Second Amendment to Employment Agreement (this “Amendment”) is entered into as of this 24 day of September 2026 and is effective as of September 1, 2026, by and between Miriam Kidron, an individual residing in Petach Tikva, Israel (the “Executive”), and Oramed Ltd., a company incorporated under the laws of the State of Israel, with an address at Mamilla 20, Jerusalem, Israel 9414904 (the “Company”).

WHEREAS, the Company and the Executive entered into an employment agreement, dated as of April 1, 2025, as amended effective January 1, 2026 (the “Employment Agreement”); and

WHEREAS, Company and the Executive desire to amend the terms and conditions of the Employment Agreement to increase the Executive’s salary, following the approval of the Compensation Committee of the Board of Directors of Oramed Pharmaceuticals Inc. on September 24, 2026.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. In Section 2.1(a) of the Employment Agreement – Salary, the following paragraph is hereby added:

As of September 1, 2026, the Executive shall be entitled to a gross monthly salary of NIS 63,381 (the “Salary”).

2. Except for the changes and/or additions stated herein, all the other terms of the Employment Agreement shall remain valid and bind the parties without any change. In the case of a contradiction between the provisions of this Amendment and the provisions of the Employment Agreement, the provisions of this Amendment shall prevail. Without limiting the generality of the foregoing, the term “Agreement” as used in the Employment Agreement shall be deemed to be the Employment Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of September 24, 2026.

Oramed Ltd.

/s/ Nadav Kidron
Nadav Kidron, CEO

/s/ Miriam Kidron
Miriam Kidron